As filed with the Securities and Exchange Commission on November 28, 2006
Registration No. __________________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

SANDISK CORPORATION
(Exact Name of Registrant as Specified in Its Charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	77-0191793 (I.R.S. Employer Identification No.)
601 McCarthy Boulevard
Milpitas, California 95035
(Address, Including Zip Code, of Principal Executive Offices)

msystems Ltd. 2003 Stock Option and Restricted Stock Incentive Plan
msystems Ltd. Section 102 Stock Option/Stock Purchase and Stock Option Plans
(Full Title of the Plan)

Charles Van Orden, Esq.
Vice President, General Counsel and Secretary
SanDisk Corporation
601 McCarthy Boulevard
Milpitas, California 95035
(408) 801-1000
(Name, Address and Telephone Number, Including Area Code, of Agent For Service)

CALCULATION OF REGISTRATION FEE

		Proposed	Proposed
		Maximum	Maximum
Title Of	Amount	Offering	Aggregate	Amount Of
Securities	To Be	Price	Offering	Registration
To Be Registered	Registered	Per Unit	Price	Fee
Common Stock, $0.001 par value per share	5,388,283(1)(2) Shares	$47.55(3)	$256,212,857(3)	$27,415(3)

(1)	This Registration Statement covers, in addition to the number of shares of SanDisk Corporation, a Delaware corporation (the “Company” or the “Registrant”), common stock, par value $0.001 per share (the “Common Stock”), stated above, options and other rights to purchase or acquire the shares of Common Stock covered by this Registration Statement and, pursuant to Rule 416(c) under the Securities Act of 1933, as amended (the “Securities Act”), an additional indeterminate number of shares, options and rights that may be offered or issued pursuant to the msystems Ltd. 2003 Stock Option and Restricted Stock Incentive Plan and the msystems Ltd. Section 102 Stock Option/Stock Purchase and Stock Option Plans (the “Plans”) as a result of one or more adjustments under the Plans to prevent dilution resulting from one or more stock splits, stock dividends or similar transactions.

(2)	Each share of Common Stock is accompanied by a preferred stock purchase right pursuant to the Rights Agreement between the Company and Computershare Trust Company, Inc. dated September 15, 2003, as amended on November 6, 2006. Until the occurrence of certain events specified in the Rights Agreement, these rights are not exercisable, are evidenced by the certificates for the Common Stock and are transferred solely with the Common Stock. The value attributable to these rights, if any, is reflected in the value of the Common Stock, and, accordingly, no separate fee is paid.

(3)	Pursuant to Securities Act Rule 457(h), the maximum offering price, per share and in the aggregate, and the registration fee were calculated based upon the average of the high and low prices of the Common Stock on November 22, 2006, as quoted on the Nasdaq Global Market.
     The Exhibit Index for this Registration Statement is at page 8.

EXPLANATORY NOTE
     This Registration Statement is being filed by the Company in connection with awards granted under the Plans that were assumed by the Company pursuant to that certain Agreement and Plan of Merger dated as of July 30, 2006, by and among the Company, Project Desert, Ltd. and msystems Ltd.

PART I
INFORMATION REQUIRED IN THE
SECTION 10(a) PROSPECTUS
     The document(s) containing the information specified in Part I of Form S-8 will be sent or given to participants as specified by Securities Act Rule 428(b)(1).

PART II
INFORMATION REQUIRED IN THE
REGISTRATION STATEMENT
Item 3. Incorporation of Certain Documents by Reference
     The following documents of the Company filed with the Securities and Exchange Commission (the “Commission”) are incorporated herein by reference:
(a)	The Company’s Annual Report on Form 10-K for its fiscal year ended January 1, 2006, filed with the Commission on March 15, 2006, as subsequently amended on April 14, 2006 (Commission File No. 000-26734);

(b)	The Company’s Quarterly Reports on Form 10-Q for its fiscal quarters ended October 1, 2006, July 2, 2006 and April 2, 2006, filed with the Commission on November 8, 2006, August 10, 2006 and May 8, 2006, respectively (Commission File No. 000-26734);

(c)	The Company’s Current Reports on Form 8-K, filed with the Commission on November 22, 2006 (as amended on November 27, 2006), September 27, 2006, August 2, 2006, July 31, 2006 (as amended on August 1, 2006), July 12, 2006, June 26, 2006, June 1, 2006, May 15, 2006, May 9, 2006, May 3, 2006, April 10, 2006, March 27, 2006, February 23, 2006, February 14, 2006, January 27, 2006 and January 20, 2006 (each, Commission File No. 000-26734);

(d)	The description of the Company’s Common Stock contained in its Registration Statement on Form 8-A filed with the Commission on September 8, 1995 (Commission File No. 000-25283), and any other amendment or report filed for the purpose of updating such description; and

(e)	The description of the Company’s preferred stock purchase rights contained in its Registration Statement on Form 8-A filed with the Commission on September 25, 2003 (Commission File No. 000-25283), and any other amendment or report filed for the purpose of updating such description.
     All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents; provided, however, that documents or information deemed to have been furnished and not filed in accordance with Commission rules shall not be deemed incorporated by reference into this Registration Statement unless specifically so incorporated by reference herein. Any statement contained herein or in a document, all or a portion of which is incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or amended, to constitute a part of this Registration Statement.

Item 4. Description of Securities
     Not applicable.
Item 5. Interests of Named Experts and Counsel
     Not applicable.
Item 6. Indemnification of Directors and Officers
     Section 145 of the Delaware General Corporation Law authorizes a court to award or a corporation’s board of directors to grant indemnification to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act. The Registrant’s Bylaws provide for permissible indemnification of officers, employees and other agents to the maximum extent permitted by the Delaware General Corporation Law. In addition, the Registrant’s Certificate of Incorporation provides that, pursuant to Delaware law, its directors shall not be liable for monetary damages for breach of their fiduciary duty as directors to the Registrant and its stockholders. However, this provision in the Certificate of Incorporation does not eliminate the fiduciary duty of the directors, and in appropriate circumstances, equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law. In addition, each director will continue to be subject to liability for (i) any breach of the director’s duty of loyalty to the Registrant or its stockholders, (ii) acts or omissions not in good faith or involving intentional misconduct or a knowing violation of law, (iii) payment of dividends or approval of stock repurchases and redemptions that are unlawful under Delaware law and (iv) any transaction from which the director derived any improper personal benefit. The provision also does not affect a director’s responsibilities under any other law, such as the federal securities laws or state or federal environmental laws. The Registrant has entered into Indemnification Agreements with each of its directors and certain of its officers which provide such directors and officers with further indemnification to the maximum extent permitted by the Delaware General Corporation Law.
Item 7. Exemption from Registration Claimed
     Not applicable.
Item 8. Exhibits
     See the attached Exhibit Index at page 8, which is incorporated herein by reference.
Item 9. Undertakings
     (a) The undersigned Registrant hereby undertakes:
     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and
(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;
provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.
     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
     (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (h) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, executive officers and controlling persons of the Registrant pursuant to the provisions described in Item 6 above, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Form S-8 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Milpitas, State of California, on November 28, 2006.

By:	/s/ Judy Bruner
Judy Bruner
Executive Vice President, Administration and Chief Financial Officer (On behalf of the Registrant and as Principal Financial and Accounting Officer)

POWER OF ATTORNEY
     Each person whose signature appears below constitutes and appoints Dr. Eli Harari and Judy Bruner, and each of them, acting individually and without the other, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place, and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments, exhibits thereto and other documents in connection therewith) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them individually, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
     Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Dr. Eli Harari Dr. Eli Harari	Chairman of the Board and Chief Executive Officer (Principal Executive Officer)	November 28, 2006
/s/ Judy Bruner Judy Bruner	Executive Vice President, Administration and Chief Financial Officer (Principal Financial and Accounting Officer)	November 28, 2006
/s/ Irwin Federman Irwin Federman	Vice Chairman of the Board and Lead Independent Director	November 27, 2006

Signature	Title	Date
/s/ Steven J. Gomo Steven J. Gomo	Director	November 27, 2006
/s/ Eddy W. Hartenstein Eddy W. Hartenstein	Director	November 27, 2006
/s/ Catherine P. Lego Catherine P. Lego	Director	November 28, 2006
/s/ Michael E. Marks Michael E. Marks	Director	November 27, 2006
/s/ James D. Meindl James D. Meindl	Director	November 27, 2006

EXHIBIT INDEX

Exhibit
Number	Description of Exhibit

4.1	msystems Ltd. 2003 Stock Option and Restricted Stock Incentive Plan.

4.2	msystems Ltd. Section 102 Stock Option/Stock Purchase and Stock Option Plans.

5.	Opinion of O’Melveny & Myers LLP (opinion re legality).

23.1	Consent of independent registered public accounting firm.

23.2	Consent of Counsel (included in Exhibit 5).

24.	Power of Attorney (included in this Registration Statement under “Signatures”).